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Exhibit (a)(6)

                          THE WILLIAMS COMPANIES, INC.

                                 OFFER TO EXCHANGE
                  OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

                     CONFIRMATION OF ELECTION AND PROMISE OF
                          GRANT OF REPLACEMENT OPTIONS

July [_], 2003

Name

Address 1
Address 2
Address 3

City, ST Zip

Dear [Name]:

This statement confirms that The Williams Companies, Inc. ("Williams") has accepted your election to participate in the stock option exchange program (the "Exchange Program"). It also confirms that your options ("Cancelled Options"), described below in the first four columns, were cancelled on June 26, 2003 and that you have no remaining rights to those Cancelled Options.

                Cancelled Options                              Replacement Options
------------------------------------------------      ------------------------------------
                                         Number of     Number of
                                         Cancelled    Replacement    Vesting   Expiration
 Grant Date   Grant Price   Grant Type    Options      Options       Date        Date
 ----------   -----------   ----------    -------      -------       ----        ----


In consideration for your election to participate in the Exchange Program as set forth in the Offer (as defined below), Williams promises to grant to you stock options ("Replacement Options"), as described in the last three columns above at a per share exercise price equal to the closing price of Williams' common stock on the Grant Date (as defined below), on a date that is at least six months and a day following the cancellation date of the Cancelled Options, which Williams currently expects to be on or about December 29, 2003 (the "Grant Date"), subject to the conditions set forth below.

Williams promises to grant Replacement Options to you on the Grant Date, subject to the following conditions:

      - The terms and conditions set forth in the documents constituting the Offer. The documents constituting the Offer include the Schedule TO that Williams filed with the Securities and Exchange Commission on May 28, 2003, and all exhibits and amendments thereto, including the Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 27, 2003 (collectively, the "Offer").

      - The terms of The Williams Companies, Inc. 2002 Incentive Plan and the related stock option agreement and replacement option grant letter reflecting the grant of the Replacement Options.
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      -     Your continued employment by Williams or an affiliate of Williams, through the Grant Date. This promise does not constitute a guarantee of employment with Williams or any of its affiliates for any period. Unless expressly provided otherwise by applicable laws or a written employment contract, your employment with Williams or its affiliates will remain "at will" and can be terminated by you or Williams at any time, with or without cause or notice. If your employment with Williams or one of its affiliates terminates before the Grant Date, for any reason, you will lose all rights under this promise to receive Replacement Options and your Cancelled Options will not be reinstated.

If Williams experiences a change in control or a reorganization occurs before Williams grants the replacement options, it is possible that the successor or purchaser would agree to assume the obligation to issue the replacement options. However, Williams cannot guarantee that any successor or purchaser would agree to assume any obligation to issue the replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for the options you tendered for exchange if Williams is subject to a change in control or a reorganization occurs before the replacement options are granted.

You will receive a stock option agreement and replacement option grant letter reflecting your Replacement Options promptly after the Grant Date.

Questions may be directed to the Human Resources Service Center at (800) 320-8040 or (918) 573-5400.